Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports June Sales
-- Comparable Store Sales Increase 11.1% --

Announces 3-for-2 Stock Split and $30 million Stock Repurchase Program

HOUSTON, TX, July 7, 2005 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the five-week period ended July 2, 2005 increased 14.9% to $115.0 million from $100.1 million in the prior year five-week period ended July 3, 2004. Comparable store sales increased 11.1% versus a decrease of 2.5% last year.

The Company noted that its comparable store sales gain was driven by positive performances in all of its major product categories, with the best performing areas being woman's special sizes (+29.0%), accessories (+20.1%) and misses sportswear (+18.2%).

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2005	2004	2005	2004
1st Quarter	4.9%	4.5%	$310.1	$289.7
May	7.0	1.0	100.0	90.6
June	11.1	(2.5)	115.0	100.1
2nd Qtr-To-Date	9.1	(0.9)	215.0	190.7
Year-To-Date	6.6	2.3	525.1	480.4

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We are very pleased with our 11.1% comparable store sales increase for June, which clearly benefited from our great merchandise selections and the onset of warmer weather in our eastern markets."

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Stage Stores Reports June Sales
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Mr. Scarborough continued, "As always, we remain intently focused on growing both our top and bottom line performance by continuing to achieve comparable store sales increases and maintaining tight expense controls, and by the expansion of our store base through organic store growth and opportunistic acquisitions.  Our strong cash flow and healthy balance sheet allows us to continue to invest in our Company's future growth.

Based on our continuing solid financial results, the recent performance of our common stock, and our confidence in our long-term prospects, on July 5, 2005, our Board of Directors approved a 3-for-2 stock split of our outstanding shares.  At that same meeting, the Board also approved a $30 million Stock Repurchase Program, specifically intended to help mitigate the dilutive impact on earnings per share that is expected to occur from the future exercise of our Series A and B warrants (Nasdaq: STGSW and STGSZ) prior to their expiration on August 23, 2006."

Details of 3-for-2 Stock Split

The Company's 3-for-2 stock split will be paid as a stock dividend.  Holders of record of the Company's common stock at the close of business on August 4, 2005, will receive one additional share of common stock for every two shares of common stock that they owned as of that date.  Fractional shares resulting from the stock split will be paid in cash in lieu of issuing fractional shares.  The stock dividend will be paid on August 19, 2005.  Prior to the split, there will be approximately 18,100,000 shares of the Company's common stock outstanding.  After the split, there will be approximately 27,150,000 shares of the Company's common stock outstanding.

Details of Stock Repurchase Program

Under the Company's $30 million Stock Repurchase Program, the Company may repurchase its outstanding common stock up to that amount from time to time, either on the open market or through privately negotiated transactions.  The Stock Repurchase Program will be financed by the Company's cash flow and other liquidity sources.  In addition, the Company expects to continue to repurchase shares using the proceeds that it receives from the exercise of employee stock options under its Amended and Restated 2001 Equity Incentive Plan, including the tax benefits that will accrue to the Company from the exercise of those options.

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Stage Stores Reports June Sales
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Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 537 stores located in 29 states.  The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states.  For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

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